VINEYARD NATIONAL BANCORP

PRESS RELEASE

VINEYARD NATIONAL BANCORP CONTINUES STRATEGIC EXPANSION

Rancho Cucamonga, CA (June 20, 2005) - Vineyard National Bancorp (NASDAQ:VNBC), the parent company for Vineyard Bank (the “Bank”) announced today, the Bank will further expand its presence in San Diego County and the surrounding areas with the opening of a Loan Production Office (LPO) in the city of Carlsbad, California.

The Carlsbad LPO is due to open in the third quarter. The principal focus of this office will be the support of SBA lending and Income Property (commercial and multi-family) lending.

“We believe the addition of this loan production office will further support our expansion in the San Diego market place. With the recent addition of our San Diego banking center in Mission Valley, we are excited about the prospects for new relationships”, stated Norman Morales, President and Chief Executive Officer.

The Company is a $1.4 billion bank holding company headquartered in Rancho Cucamonga, California, and the parent company of Vineyard Bank, also headquartered in Rancho Cucamonga, California. In addition to the new Carlsbad LPO, Vineyard Bank operates through eleven full-service branch offices in Los Angeles, Orange, Riverside, San Bernardino and San Diego counties of California and a loan production office in Anaheim, California. The Company’s common stock is traded on the NASDAQ National Market System under the symbol “VNBC.”

DISCLAIMER
This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include: securing all necessary governmental and other approvals, the satisfaction of all conditions to the merger, changes in business or other market conditions, and the success of the business combination as planned by the parties. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices:
9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668 Fax: (951) 278-0041 Email address: shareholderinfo@vineyardbank.com